Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	David Klaassen	Matt Beasley
	(405) 553-6431	(405) 558-4600

Enable Midstream Announces Third Quarter 2018 Financial and Operating Results, Quarterly Distributions and 2019 Outlook

•	Achieved an all-time high for quarterly natural gas gathered, natural gas processed, natural gas liquids produced and crude oil gathered volumes

•	Closed on the Velocity Holdings, LLC acquisition Nov. 1, 2018

•	Declared a quarterly cash distribution of $0.318 per unit on all outstanding common units and $0.625 on all outstanding Series A Preferred Units

OKLAHOMA CITY (Nov. 7, 2018) - Enable Midstream Partners, LP (NYSE: ENBL) (Enable) today announced financial and operating results for third quarter 2018.

Net income attributable to limited partners was $138 million for third quarter 2018, an increase of $25 million compared to $113 million for third quarter 2017. Net income attributable to common units was $129 million for third quarter 2018, an increase of $25 million compared to $104 million for third quarter 2017. Net cash provided by operating activities was $233 million for third quarter 2018, an increase of $59 million compared to $174 million for third quarter 2017. Adjusted EBITDA for third quarter 2018 was $301 million, an increase of $51 million compared to $250 million for third quarter 2017. DCF for third quarter 2018 was $220 million, an increase of $33 million compared to $187 million for third quarter 2017.

For third quarter 2018, DCF exceeded declared distributions to common unitholders by $82 million, resulting in a distribution coverage ratio of 1.60x.

For additional information regarding the non-GAAP financial measures Gross margin, Adjusted EBITDA and DCF, please see "Non-GAAP Financial Measures."

MANAGEMENT PERSPECTIVE

“Our third quarter financial and operational results clearly demonstrate the critical role Enable’s assets play in connecting growing supply to premium markets,” said Enable Midstream President and CEO Rod Sailor. “We continue to expand our footprint and market-leading position in some of the most active basins in the country and

Exhibit 99.1

are excited about our recently completed projects, new transportation opportunities and expansion of our crude business. As we look toward 2019, we remain focused on building long-term value for our unitholders by leveraging our integrated systems and providing our customers with creative and timely market solutions.”

BUSINESS HIGHLIGHTS

Enable recently announced two major expansions of the company's crude oil midstream business. On Nov. 1, 2018, Enable closed on the acquisition of Velocity Holdings, LLC, an integrated crude oil and condensate gathering and transportation company in the SCOOP and Merge plays, for $442 million. The Velocity acquisition builds on Enable’s market-leading natural gas gathering and processing infrastructure position in the prolific SCOOP and Merge plays that have attracted substantial producer activity with some of the best well economics in the country. In the Williston Basin, Enable has entered into new contractual commitments with ExxonMobil subsidiary XTO Energy Inc. for a substantial expansion of Enable’s crude and water gathering systems supported by over 90,000 gross acres of dedication. Subject to future drilling plans, Enable will add up to 72,000 barrels per day (bpd) of crude oil gathering design capacity, increasing total Williston Basin crude gathering capacity to up to approximately 130,000 bpd.

During third quarter 2018, per-day natural gas gathered volumes grew for the 11th consecutive quarter as a result of strong rig activity across Enable's footprint. During third quarter 2018, Enable also achieved the highest per-day crude oil gathered volumes since the partnership's formation in May 2013. As of Nov. 1, 2018, there were 47 rigs across Enable's footprint that were drilling wells expected to be connected to Enable's gathering systems. Thirty-eight of those rigs were in the Anadarko Basin, six were in the Ark-La-Tex Basin, and three were in the Williston Basin.

Enable announced on Sept. 24, 2018, the development of the Gulf Run Pipeline project, an interstate pipeline designed to connect abundant U.S. natural gas supplies to growing liquefied natural gas export markets on the Gulf Coast. The project, backed by a precedent agreement with a cornerstone shipper for 1.1 billion cubic feet per day, received significant interest from additional prospective shippers during a non-binding open season that closed Oct. 26, 2018. Negotiations to secure binding commitments are currently underway. Subject to a final investment decision by the cornerstone shipper for the liquefied natural gas export facility to be served by this project and approval of the project by the Federal Energy Regulatory Commission, up to an estimated 165 miles of large-diameter pipeline will be constructed from northern Louisiana to Gulf Coast markets. The project is expected to be placed into service in 2022.

The CaSE project, a 205,000 dekatherms per day (Dth/d) natural gas transportation solution for growing Anadarko Basin production, was placed into full service Oct. 1, 2018. The Muskogee project, underpinned by a 20-year, 228,000 Dth/d firm transportation service agreement with Oklahoma Gas & Electric Company on the Enable Oklahoma Intrastate Transmission, LLC (EOIT) system, is expected to commence service by the end of 2018.

Enable Mississippi River Transmission, LLC (MRT) made compliance filings in its rate case Aug. 30, 2018, to reflect, among other things, the elimination of an income tax allowance. When coupled with a corresponding elimination of accumulated deferred income taxes, MRT's previously filed cost-of-service increased by approximately $3 million. MRT continues to advance its rate case and participated in technical and settlement conferences with shippers in September.

Exhibit 99.1

On Oct. 11, 2018, Enable Gas Transmission, LLC (EGT) filed form 501-G, a one-time report required by the Federal Energy Regulatory Commission in response to the reduction in the income tax rate and the Commission’s Revised Policy Statement on Master Limited Partnerships. EGT’s Form 501-G showed the removal of income tax allowance and corresponding ADIT, using year-end 2017 data and assumptions required by the Form. A filed addendum, which uses more current data and includes adjustments to the assumptions used in the Form, e.g., EGT's actual capital structure, showed a lower ROE. In light of the results shown in the filings, EGT does not believe that a review of its rates is warranted at this time.

QUARTERLY DISTRIBUTIONS

On Nov. 6, 2018, the board of directors of Enable’s general partner declared a quarterly cash distribution of $0.318 per unit on all outstanding common units for the quarter ended Sept. 30, 2018. The distribution is unchanged from the previous quarter. The quarterly cash distribution of $0.318 per unit on all outstanding common units will be paid on Nov. 29, 2018, to unitholders of record at the close of business on Nov. 16, 2018.

The board also declared a quarterly cash distribution of $0.625 on all Series A Preferred Units for the quarter ended Sept. 30, 2018. The quarterly cash distribution of $0.625 on all Series A Preferred Units outstanding will be paid on Nov. 14, 2018, to unitholders of record at the close of business on Nov. 6, 2018.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 4.61 trillion British thermal units per day (TBtu/d) for third quarter 2018, an increase of 31 percent compared to 3.52 TBtu/d for third quarter 2017. The increase was primarily due to higher gathered volumes in the Anadarko and Ark-La-Tex Basins.

Natural gas processed volumes were 2.50 TBtu/d for third quarter 2018, an increase of 32 percent compared to 1.90 TBtu/d for third quarter 2017. The increase was primarily due to higher processed volumes in the Anadarko and Ark-La-Tex Basins.

NGLs produced were 142.65 MBbl/d for third quarter 2018, an increase of 69 percent compared to 84.48 MBbl/d for third quarter 2017. The increase was primarily due to higher natural gas processed volumes and increased recoveries of ethane.

Crude oil gathered volumes were 31.87 MBbl/d for third quarter 2018, an increase of 10 percent compared to 28.87 MBbl/d for third quarter 2017. The increase was primarily due to the expansion of the Bear Den system and the commissioning of multi-well pads on the Bear Den and Nesson systems.

Interstate transportation firm contracted capacity was 5.76 Bcf/d for third quarter 2018, an increase of 2 percent compared to 5.62 Bcf/d for third quarter 2017. The increase was primarily due to new volumes from EGT's CaSE project.

Intrastate transportation average deliveries were 1.84 TBtu/d for third quarter 2018, a decrease of 3 percent compared to 1.90 TBtu/d for third quarter 2017. The decrease was primarily related to volumes flowing on EGT's CaSE project in 2018 instead of on the Enable Oklahoma Intrastate Transmission, LLC system.

Exhibit 99.1

THIRD QUARTER FINANCIAL PERFORMANCE

Revenues were $928 million for third quarter 2018, an increase of $223 million compared to $705 million for third quarter 2017. Revenues are net of $131 million of intercompany eliminations for third quarter 2018 and $114 million of intercompany eliminations for third quarter 2017.

•
Gathering and processing segment revenues were $778 million for third quarter 2018, an increase of $236 million compared to $542 million for third quarter 2017. The increase in gathering and processing segment revenues was primarily due to an increase in revenues from NGL sales resulting from higher average NGL prices, higher processed volumes and increased recoveries of ethane in the Anadarko and Ark-La-Tex Basins, an increase in processing service revenues resulting from higher processed volumes primarily under fixed processing arrangements, an increase in natural gas gathering revenues due to higher fees and gathered volumes in the Anadarko and Ark-La-Tex Basins, and an increase in crude oil and water gathering revenues due to an increase in gathered volumes. These increases were partially offset by a decrease in natural gas sales primarily driven by a decrease due to the implementation of ASC 606 and a decrease in revenues from changes in the fair value of natural gas, condensate and NGL derivatives.

•
Transportation and storage segment revenues were $281 million for third quarter 2018, an increase of $4 million compared to $277 million for third quarter 2017. The increase in transportation and storage segment revenues was primarily due to an increase in revenues from natural gas sales primarily due to higher sales volumes and an increase in volume-dependent transportation revenues driven by an increase in commodity fees from new contracts and an increase in off-system transportation due to increases in volumes at higher rates. These increases were partially offset by a decrease in the fair value of natural gas derivatives.

Gross margin was $412 million for third quarter 2018, an increase of $56 million compared to $356 million for third quarter 2017. Gross margin is net of $2 million of intercompany eliminations for the third quarter 2018 and $1 million for the third quarter 2017.

•
Gathering and processing segment gross margin was $285 million for third quarter 2018, an increase of $51 million compared to $234 million for third quarter 2017. The increase in gathering and processing segment gross margin was primarily due to an increase in processing service fees due to higher processed volumes in the Anadarko and Ark-La-Tex Basins, an increase in natural gas gathering fees due to higher fees and gathered volumes in the Anadarko and Ark-La-Tex Basins, and an increase in crude oil and water gathering fees as a result of an increase in gathered volumes. These increases were partially offset by a decrease in gross margin from changes in the fair value of natural gas, condensate and NGL derivatives, a decrease in revenues from natural gas sales less the cost of natural gas primarily due to a change in the imbalance volumes owed to customers, and a decrease in revenues from NGL sales less the cost of NGLs primarily driven by a decrease due to the implementation of ASC 606.

•
Transportation and storage segment gross margin was $129 million for third quarter 2018, an increase of $6 million compared to $123 million for third quarter 2017. The increase in transportation and storage segment gross margin was primarily due to an increase in system management activities, an increase in gross margin from volume-dependent transportation primarily due to an increase in commodity fees from new contracts and an increase in off-system transportation due to increases in volumes at higher rates, and an increase in other firm transportation and storage services due to new intrastate transportation contracts. These increases were partially offset by a decrease in the fair value of natural gas derivatives.

Exhibit 99.1

Operation and maintenance and general and administrative expenses were $126 million for third quarter 2018, an increase of $12 million compared to $114 million for third quarter 2017. Operation and maintenance and general and administrative expenses are net of zero intercompany eliminations in the third quarter 2018 and net of $1 million of intercompany eliminations in the third quarter 2017. The increase in operation and maintenance and general and administrative expenses was primarily due to an increase in expenses related to maintenance on treating plants as a result of increased Ark-La-Tex activity, an increase in compressor rental expenses due to increased rental units, an increase in materials and supplies and contract services costs as a result of additional assets in service and an increase in payroll-related costs. These increases were partially offset by an increase in capitalized overhead costs.

Depreciation and amortization expense was $100 million for third quarter 2018, an increase of $10 million compared to $90 million for third quarter 2017. The increase in depreciation and amortization expense was due to the Align Midstream, LLC acquisition in the fourth quarter of 2017 and additional assets placed in service.

Taxes other than income tax were $15 million for third quarter 2018 and 2017.

Interest expense was $40 million for third quarter 2018, an increase of $9 million compared to $31 million for third quarter 2017. The increase was primarily due to an increase in the amount of debt outstanding and higher interest rates on outstanding debt as a result of a long-term debt issuance in May 2018, the proceeds of which were used for the repayment of amounts outstanding under a 2015 term loan agreement and Enable's commercial paper program.

Enable’s net income attributable to limited partners and net income attributable to common units for third quarter 2018 includes a $24 million loss on derivative activity, compared to a $7 million loss on derivative activity for third quarter 2017, resulting in a decrease in net income of $17 million. The decrease of $17 million is comprised of a decrease related to the change in fair value of derivatives of $10 million and an increase in realized loss on derivatives of $7 million. Additional details on derivative instruments and hedging activities can be found in Enable’s Quarterly Report on Form 10-Q for the period ended Sept. 30, 2018.

Capital expenditures were $176 million for third quarter 2018, compared to $102 million for third quarter 2017. Expansion capital expenditures were $146 million for third quarter 2018, compared to $80 million for third quarter 2017. Maintenance capital expenditures were $30 million for third quarter 2018 and $22 million for third quarter 2017.

Exhibit 99.1

2019 OUTLOOK

$ in millions, except volume numbers and ratios	2019 Outlook
Operational
Natural gas gathered volumes (TBtu/d)	4.3 - 4.9
Anadarko	2.1 - 2.4
Arkoma	0.5 - 0.6
Ark-La-Tex	1.7 - 2.0
Natural gas processed volumes (TBtu/d)[1]	2.3 - 2.8
Anadarko	1.9 - 2.2
Arkoma	0.05 - 0.15
Ark-La-Tex	0.3 - 0.4
Crude Oil/Condensate – Throughput volumes (MBbl/d)[2]	150 - 180
Anadarko	100 - 120
Williston	50 - 60
Interstate firm contracted capacity (Bcf/d)	5.6 - 6.0

Financial
Net Income Attributable to Common Units	$435 - $505
Interest expense, net of interest income	$190 - $210
Adjusted EBITDA[3]	$1,090 - $1,180
Series A Preferred Unit distributions[4]	$36
Adjusted interest expense[3]	$195 - $215
Maintenance capital expenditures	$105 - $125
DCF[3]	$740 - $810
Distribution coverage ratio[5]	1.30x to 1.45x
Total Debt / Adjusted EBITDA	+/- 4.00x
_____________________

(1)	Includes volumes under third party processing arrangements

(2)	Crude Oil/Condensate throughput includes crude oil and condensate gathered and transported on Enable's crude oil and condensate gathering and transportation systems

(3)	Adjusted EBITDA, adjusted interest expense and distributable cash flow are non-GAAP financial measures and are reconciled to the nearest GAAP financial measures in this press release.

(4)
In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

(5)	A non-GAAP measure calculated as distributable cash flow divided by distributions related to common units.

$ in millions	2019 Outlook
Expansion Capital
Gathering and Processing Segment	$290 - $370
Transportation and Storage Segment	$35 - $55
Total Expansion Capital	$325 - $425

Exhibit 99.1

The partnership's updated 2019 outlook is based on the following price assumptions:

Prices	2019 Outlook
Natural Gas – Henry Hub ($/MMBtu)	$2.70 - $3.00
NGLs – Mont Belvieu, Texas ($/gal)[1]	$0.70 - $0.80
NGLs – Conway, Kansas ($/gal)[1]	$0.55 - $0.65
Crude Oil – WTI ($/Bbl)	$63.00 - $73.00
____________________

(1)	NGL composite based on assumed composition of 45%, 30%, 10%, 5% and 10% for ethane, propane, normal butane, isobutane and natural gasoline, respectively.

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing third quarter results is scheduled today at 8 a.m. EST (7 a.m CST). The toll-free dial-in number to access the conference call is 833-535-2200, and the international dial-in number is 412-902-6730. The conference call ID is Enable Midstream Partners. Investors may also listen to the call via Enable’s website at https://investors.enablemidstream.com. Replays of the conference call will be available on Enable’s website.

AVAILABLE INFORMATION

Enable files annual, quarterly and other reports and other information with the U.S. Securities and Exchange Commission (SEC). Enable’s SEC filings are also available at the SEC’s website at http://www.sec.gov which contains information regarding issuers that file electronically with the SEC. Information about Enable may also be obtained at the offices of the NYSE, 20 Broad Street, New York, New York 10005, or on Enable’s website at https://www.enablemidstream.com. On the investor relations tab of Enable’s website, https://investors.enablemidstream.com, Enable makes available free of charge a variety of information to investors. Enable’s goal is to maintain the investor relations tab of its website as a portal through which investors can easily find or navigate to pertinent information about Enable, including but not limited to:

•
Enable’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports as soon as reasonably practicable after Enable electronically files that material with or furnishes it to the SEC;

•	press releases on quarterly distributions, quarterly earnings and other developments;

•	governance information, including Enable’s governance guidelines, committee charters and code of ethics and business conduct;

•	information on events and presentations, including an archive of available calls, webcasts and presentations;

•	news and other announcements that Enable may post from time to time that investors may find useful or interesting; and

•	opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.

Exhibit 99.1

ABOUT ENABLE MIDSTREAM PARTNERS

Enable owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable’s assets include approximately 13,500 miles of natural gas and crude oil gathering pipelines, approximately 2.6 Bcf/d of processing capacity, approximately 7,800 miles of interstate pipelines (including Southeast Supply Header, LLC of which Enable owns 50 percent), approximately 2,200 miles of intrastate pipelines and eight storage facilities comprising 86.0 billion cubic feet of storage capacity. For more information, visit http://www.enablemidstream.com.

NON-GAAP FINANCIAL MEASURES

Enable has included the non-GAAP financial measures Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio in this press release based on information in its condensed consolidated financial statements.

Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio are supplemental financial measures that management and external users of Enable’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	Enable’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of Enable’s assets to generate sufficient cash flow to make distributions to its partners;

•	Enable’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of Gross margin to total revenues, Adjusted EBITDA and DCF to net income attributable to limited partners, Adjusted EBITDA to net cash provided by operating activities and Adjusted interest expense to interest expense, the most directly comparable GAAP financial measures as applicable, for each of the periods indicated. Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between Enable’s financial operating performance and cash distributions. Enable believes that the presentation of Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio should not be considered as alternatives to net income, operating income, total revenue, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because Gross margin, Adjusted EBITDA, Adjusted interest expense, DCF and distribution coverage ratio may be defined differently by other companies in Enable’s industry, its definitions of these measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Exhibit 99.1

FORWARD-LOOKING STATEMENTS

Some of the information in this press release may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “should,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, including revenue projections, capital expenditures and tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this press release, in our Annual Report on Form 10-K for the year ended Dec. 31, 2017 ("Annual Report"), and in our Quarterly Report on Form 10-Q for the quarterly period ended Mar. 31, 2018 ("Quarterly Report"). Those risk factors and other factors noted throughout this press release, in our Annual Report and in our Quarterly Report could cause our actual results to differ materially from those disclosed in any forward-looking statement. You are cautioned not to place undue reliance on any forward-looking statements.

Any forward-looking statements speak only as of the date on which such statement is made and we undertake no obligation to correct or update any forward-looking statement, whether as a result of new information or otherwise, except as required by applicable law.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In millions, except per unit data)
Revenues (including revenues from affiliates):
Product sales	$553	$396	$1,497	$1,136
Service revenue	375	309	984	861
Total Revenues	928	705	2,481	1,997
Cost and Expenses (including expenses from affiliates):
Cost of natural gas and natural gas liquids (excluding depreciation and amortization shown separately)	516	349	1,335	936
Operation and maintenance	98	91	289	277
General and administrative	28	23	81	71
Depreciation and amortization	100	90	292	267
Taxes other than income tax	15	15	48	47
Total Cost and Expenses	757	568	2,045	1,598
Operating Income	171	137	436	399
Other Income (Expense):
Interest expense	(40)	(31)	(109)	(89)
Equity in earnings of equity method affiliate	7	7	20	21
Other, net	1	—	1	—
Total Other Expense	(32)	(24)	(88)	(68)
Income Before Income Tax	139	113	348	331
Income tax expense	—	—	—	2
Net Income	$139	$113	$348	$329
Less: Net income attributable to noncontrolling interest	1	—	1	1
Net Income Attributable to Limited Partners	$138	$113	$347	$328
Less: Series A Preferred Unit distributions	9	9	27	27
Net Income Attributable to Common and Subordinated Units (1)	$129	$104	$320	$301

Basic earnings per unit
Common units	$0.30	$0.24	$0.74	$0.70
Subordinated units (1)	$—	$0.24	$—	$0.69
Diluted earnings per unit
Common units	$0.30	$0.24	$0.73	$0.69
Subordinated units (1)	$—	$0.24	$—	$0.69
___________________

(1)	All outstanding subordinated units converted into common units on a one-for-one basis on August 30, 2017.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In millions)
Reconciliation of Gross margin to Total Revenues:
Consolidated
Product sales	$553	$396	$1,497	$1,136
Service revenue	375	309	984	861
Total Revenues	928	705	2,481	1,997
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	516	349	1,335	936
Gross margin	$412	$356	$1,146	$1,061

Reportable Segments
Gathering and Processing
Product sales	$528	$357	$1,411	$1,044
Service revenue	250	185	599	469
Total Revenues	778	542	2,010	1,513
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	493	308	1,262	863
Gross margin	$285	$234	$748	$650

Transportation and Storage
Product sales	$153	$152	$442	$439
Service revenue	128	125	395	395
Total Revenues	281	277	837	834
Cost of natural gas and natural gas liquids (excluding depreciation and amortization)	152	154	438	421
Gross margin	$129	$123	$399	$413

Exhibit 99.1

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In millions, except Distribution coverage ratio)
Reconciliation of Adjusted EBITDA and DCF to net income attributable to limited partners and calculation of Distribution coverage ratio:
Net income attributable to limited partners	$138	$113	$347	$328
Depreciation and amortization expense	100	90	292	267
Interest expense, net of interest income	40	31	109	89
Income tax expense	—	—	—	2
Distributions received from equity method affiliate in excess of equity earnings	3	4	11	9
Non-cash equity-based compensation	4	4	12	12
Change in fair value of derivatives	16	6	28	(29)
Other non-cash losses (1)	—	2	4	8
Adjusted EBITDA	$301	$250	$803	$686
Series A Preferred Unit distributions (2)	(9)	(9)	(27)	(27)
Distributions for phantom and performance units (3)	(1)	(1)	(5)	(2)
Adjusted interest expense (4)	(41)	(31)	(114)	(90)
Maintenance capital expenditures	(30)	(22)	(70)	(53)
DCF	$220	$187	$587	$514

Distributions related to common and subordinated unitholders (5)	$138	$138	$414	$413

Distribution coverage ratio	1.60	1.36	1.42	1.25
___________________

(1)	Other non-cash losses includes loss on sale of assets and write-downs of materials and supplies.

(2)
This amount represents the quarterly cash distributions on the Series A Preferred Units declared for the three and nine months ended September 30, 2018 and 2017. In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

(3)
Distributions for phantom and performance units represent distribution equivalent rights paid in cash. Phantom unit distribution equivalent rights are paid during the vesting period and performance unit distribution equivalent rights are paid at vesting.

(4)	See below for a reconciliation of Adjusted interest expense to Interest expense.

(5)
Represents cash distributions declared for common and subordinated units outstanding as of each respective period. Amounts for 2018 reflect estimated cash distributions for common units outstanding for the quarter ended September 30, 2018.

Exhibit 99.1

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$233	$174	$638	$556
Interest expense, net of interest income	40	31	109	89
Net income attributable to noncontrolling interest	(1)	—	(1)	(1)
Other non-cash items(1)	—	—	4	2
Proceeds from insurance	—	—	1	—
Changes in operating working capital which (provided) used cash:
Accounts receivable	46	100	58	72
Accounts payable	—	(30)	19	16
Other, including changes in noncurrent assets and liabilities	(36)	(35)	(64)	(28)
Return of investment in equity method affiliate	3	4	11	9
Change in fair value of derivatives	16	6	28	(29)
Adjusted EBITDA	$301	$250	$803	$686
____________________

(1)	Other non-cash items include amortization of debt expense, discount and premium on long-term debt and write-downs of materials and supplies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest Expense	$40	$31	$109	$89
Amortization of premium on long-term debt	1	1	4	4
Capitalized interest on expansion capital	—	—	4	—
Amortization of debt expense and discount	—	(1)	(3)	(3)
Adjusted interest expense	$41	$31	$114	$90

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
OPERATING DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating Data:
Gathered volumes—TBtu	424	325	1,212	922
Gathered volumes—TBtu/d	4.61	3.52	4.44	3.38
Natural gas processed volumes—TBtu (1)	230	174	641	516
Natural gas processed volumes—TBtu/d (1)	2.50	1.90	2.35	1.89
NGLs produced—MBbl/d (1)(2)	142.65	84.48	127.92	84.02
NGLs sold—MBbl/d (1)(2)(3)	146.29	86.83	130.18	84.10
Condensate sold—MBbl/d	4.25	3.75	5.97	4.75
Crude Oil—Gathered volumes—MBbl/d	31.87	28.87	29.11	24.44
Transported volumes—TBtu	480	445	1,463	1,383
Transported volumes—TBtu/d	5.22	4.83	5.35	5.05
Interstate firm contracted capacity—Bcf/d	5.76	5.62	5.84	6.35
Intrastate average deliveries—TBtu/d	1.84	1.90	1.90	1.86
____________________

(1)	Includes volumes under third party processing arrangements.

(2)	Excludes condensate.

(3)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Anadarko
Gathered volumes—TBtu/d	2.31	1.72	2.16	1.75
Natural gas processed volumes—TBtu/d (1)	2.08	1.57	1.94	1.56
NGLs produced—MBbl/d (1)(2)	124.80	70.85	111.74	70.99
Arkoma
Gathered volumes—TBtu/d	0.56	0.53	0.55	0.55
Natural gas processed volumes—TBtu/d (1)	0.10	0.09	0.10	0.09
NGLs produced—MBbl/d (1)(2)	7.04	4.85	6.54	4.77
Ark-La-Tex
Gathered volumes—TBtu/d	1.74	1.27	1.73	1.08
Natural gas processed volumes—TBtu/d	0.32	0.24	0.31	0.24
NGLs produced—MBbl/d (2)	10.16	8.78	9.64	8.26
__________________

(1)	Includes volumes under third party processing arrangements.

(2)	Excludes condensate.

Exhibit 99.1

ENABLE MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
2019 OUTLOOK*

2019 Outlook
(In millions)
Reconciliation of Adjusted EBITDA and distributable cash flow to net income attributable to limited partners and calculation of Distribution coverage ratio:
Net income attributable to limited partners	$471 - $541
Depreciation and amortization expense	$415 - $430
Interest expense, net of interest income	$190 - $210
Income tax (benefit) expense	($2) - $2
Distributions received from equity method affiliate in excess of equity earnings	$5 - $10
Non-cash equity based compensation	$5 - $10
Change in fair value of derivatives	$0 - ($5)
Adjusted EBITDA	$1,090 - $1,180
Series A Preferred Unit distributions (1)	$36
Adjusted interest expense	$195 - $215
Maintenance capital expenditures	$105 - $125
Other	$5 - $6
DCF	$740 - $810
___________________

(1)
In accordance with the Partnership Agreement, the Series A Preferred Unit distributions are deemed to have been paid out of available cash with respect to the quarter immediately preceding the quarter in which the distribution is made.

2019 Outlook
(In millions)
Reconciliation of Adjusted interest expense to Interest expense:
Interest expense, net of interest income	$190 - $210
Amortization of premium on long-term debt	$6 - $9
Capitalized interest on expansion capital	$3 - $7
Amortization of debt expense and discount	($3 - $7)
Adjusted interest expense	$195 - $215

*Enable is unable to present a quantitative reconciliation of forward looking Adjusted EBITDA to net cash provided by operating activities because certain information needed to make a reasonable forward-looking estimate of changes in working capital which may (provide) use cash during the calendar year 2019 cannot be reliably predicted and the estimate is often dependent on future events which may be uncertain or outside of Enable's control. This includes changes to accounts receivable, accounts payable and other changes in non-current assets and liabilities.